September 16, 2019

Yahui Zhou
Chief Executive Officer
Opera Limited
Gjerdrums vei 19, 0484
Oslo, Norway

       Re: Opera Limited
           Registration Statement on Form F-3
           Filed September 10, 2019
           File No. 333-233691

Dear Mr. Zhou:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

        Please contact Edwin Kim, Staff Attorney, at (202) 551-3297 or Jan Woo, Legal Branch
Chief, at (202) 551-3453 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Information Technologies
                                                            and Services
cc:    Ben James, Esq.